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                                                                    EXHIBIT 99.1

                                   Patterson Dental Company
                                   1031 Mendota Heights Road
                                   St. Paul, MN  55120
                                   Nasdaq: PDCO

AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
R. Stephen Armstrong               Leslie Hunziker            Suzy Olson
Executive Vice President & CFO     General Information        Analyst Inquiries
(651) 686-1600                     (312) 266-7800             (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 15, 1999

PATTERSON DENTAL COMPANY ANNOUNCES SHARE REPURCHASE PROGRAM

MINNEAPOLIS, September 15, 1999 -- Patterson Dental Company (Nasdaq: PDCO) announced today that its Board of Directors approved a stock repurchase plan pursuant to which the company may purchase up to one million of its shares in open market transactions from time to time over a period ending September 30, 2004.

The purposes for the stock repurchase plan include offsetting shares issuable under various stock purchase and option plans that the company currently has in place and shares which may be issued in future acquisitions, and for other corporate purposes. The stock repurchase plan will be funded with the company's existing cash. Repurchased shares will constitute authorized but unissued shares of the company.

Patterson Dental Company is one of the largest distributors of dental products in North America. The company supplies more than 82,500 products to dentists, dental laboratories, institutions, physicians and other healthcare providers. These products include x-ray film, impression and restorative materials, hand instruments, sterilization products, front office forms and stationery as well as capital equipment. Patterson markets its products and services through approximately 1,020 sales representatives and equipment specialists in the United States and Canada.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the company's ability to control. The company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental supply industry; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability of dentists to invest in or obtain reimbursement for the use of high technology products; the ability of the company to maintain satisfactory relationships with its salesforce; the effects of economic conditions; unforeseen operating risks; risks associated with the dependence on manufacturers of the company's products; the ability of the company and its suppliers of products and services to upgrade their computer systems to address year 2000 issues; and the availability

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of capital to finance planned growth. Forward-looking statements are qualified in their entirety by cautionary language set forth in the company's Form 10-K report filed July 19, 1999, and other documents filed with the Securities and Exchange Commission.

               For further information on Patterson Dental free
                  of charge via fax, dial 1-800-PRO-INFO and
                             enter the number 207.

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